Tortoise Capital Resources Corp. Announces the Withdrawal of Registration Statement

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – Dec. 21, 2007 –Tortoise Capital Resources Corp. (NYSE: TTO) today announced it has withdrawn its registration statement for a public offering filed with the Securities and Exchange Commission (SEC) on Aug. 14, 2007.

“Our portfolio is expected to provide shareholders with a growing distribution consistent with our initial objectives,” said Tortoise Capital Resources’ President Ed Russell.  “Energy infrastructure sector fundamentals are strong and the portfolio of assets in the fund are generally performing as expected.  However, current market conditions and the resulting impact on the stock price have hindered the company’s ability to move forward with a public offering at this time.”

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Nov. 30, 2007, the adviser had approximately $2.9 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.  Investors should consider the investment objective, risks, charges and expenses of the fund carefully before investing.  For this and other important information, investors should refer to the closed-end fund prospectus and read it carefully before investing.

Contact information
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com